SE GLOBAL EQUITIES INC.
(a development stage company)

CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND JANUARY 31, 2000
(Expressed In United States Dollars)

AUDITORS' REPORT

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LABONTE & CO.
C H A R T E R E D A C C O U N T A N T S

1205 - 1095 West Pender Street
Vancouver, BC Canada
V6E 2M6
Telephone: (604) 682-2778
Facsimile: (604) 689-2778

AUDITORS' REPORT

To the Stockholders and Board of Directors of SE Global Equities Inc.

We have audited the consolidated balance sheets of SE Global Equities Inc., (a development stage company), as at December 31, 2000 and January 31, 2000 and the consolidated statements of operations, stockholders' equity and cash flows for the period from inception to January 31, 2000, 11 months ended December 31, 2000 and inception to December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and January 31, 2000 and the results of its operations and its cash flows and the changes in stockholders' equity for the period from inception to December 31, 2000, in accordance with generally accepted accounting principles in the United States.

/s/ LaBonte & Co

CHARTERED ACCOUNTANTS

Vancouver, B.C.
March 1, 2001

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-UNITED STATES REPORTING DIFFERENCES

In the United States, reporting standards for auditors would require the addition of an explanatory paragraph following the opinion paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1. Our report to the stockholders and Board of Directors dated March 1, 2001 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements.

/s/ LaBonte & Co.

CHARTERED ACCOUNTANTS

Vancouver, B.C.
March 1, 2001

SE GLOBAL EQUITIES INC.
(a development stage company)
CONSOLIDATED BALANCE SHEETS
	December 31, 2000	January 31, 2000
ASSETS
CURRENT
Cash and short-term investments	$ 1,447,545	$ 168,053
Prepaid expenses and deposits	18,679	9,839

	1,466,224	177,892

FIXED ASSETS (Note 4)	251,299	-
RESTRICTED CASH (Note 5)	308,901	-

	$ 2,026,424	$ 177,892

LIABILITIES
CURRENT
Accounts payable	$ 23,843	$ 5,843
Current portion of lease obligation	93,540	-

	117,383	5,843

LEASE OBLIGATION (Note 5)	147,532	-
DUE TO PARENT COMPANY (Note 7)	1,517,279	455,604

	1,782,194	461,447

STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)

COMMITMENTS AND CONTINGENCIES (Notes 1 and 10)

CAPITAL STOCK (Note 6)
Authorized:
100,000,000 shares with $0.13 par value
Issued and outstanding: 2 shares	1	1
COMMON SHARE SUBSCRIPTIONS	2,418,086	-
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(2,915)	(2,083)
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	(2,170,942)	(281,473)

	244,230	(283,555)

	$ 2,026,424	$ 177,892

The accompanying notes are an integral part of these consolidated financial statements

SE GLOBAL EQUITIES INC.
(a development stage company)
CONSOLIDATED STATEMENT OF OPERATIONS
	For the 11 months ended December 31, 2000	October 13, 1999 (inception) to January 31, 2000	October 13, 1999 (inception) to December 31, 2000
EXPENSES
Depreciation and amortization	$ 127,802	$ -	$ 127,802
Consulting	533,593	99,190	632,783
General and administrative	608,533	142,357	750,890
Website development costs	674,890	39,926	714,816

LOSS BEFORE THE FOLLOWING	(1,944,818)	(281,473)	(2,226,291)

OTHER (EXPENSE) INCOME
Interest income	69,878	-	69,878
Interest on leases	(14,529)	-	(14,529)

NET LOSS FOR THE PERIOD	$ (1,889,469)	$ (281,473)	$ (2,170,942)

The accompanying notes are an integral part of these consolidated financial statements

SE GLOBAL EQUITIES INC.
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM INCEPTION TO DECEMBER 31, 2000
	Common shares		Subscribed Amount $	Deficit $	Accumulated other comprehensive income (loss)	Total Shareholder's Equity (Deficiency)
	Number of shares	Issued $
Issuance of 2 common shares at $0.13 per share	2	$ 1	$ -	$ -	$ -	$ 1
Net loss for the year	-	-	-	(281,473)	(2,083)	(283,556)

Balance- January 31, 2000	2	1	-	(281,473)	(2,083)	(283,555)

Share subscriptions	-	-	2,418,086	-	-	2,418,086
Net loss for the year	-	-	-	(1,889,469)	(832)	(1,890,301)

Balance- December 31, 2000	2	$ 1	$ 2,418,086	$ (2,170,942)	$ (2,915)	$ 244,230

The accompanying notes are an integral part of these consolidated financial statements

SE GLOBAL EQUITIES INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the 11 months ended December 31, 2000	October 13, 1999 (inception) to January 31, 2000	October 13, 1999 (inception) to December 31, 2000
Cash flows from operating activities
Net loss for the period	$ (1,889,469)	$ (281,473)	$ (2,170,942)
Adjustments to reconcile net loss to net cash used in operating activities
- depreciation and amortization	127,802	-	127,802
- non-cash general and administrative expense	8,839	-	8,839
- prepaid expenses	-	(9,839)	(9,839)
- accounts payable	18,000	5,843	23,843

CASH USED IN OPERATING ACTIVITIES	(1,734,828)	(285,469)	(2,020,297)

Cash flows from investing activities
- acquisition of fixed assets	(103,086)	-	(103,086)

CASH USED IN investing activities	(103,086)	-	(103,086)

Cash flows from financing activities
- restricted cash	(308,901)	-	(308,901)
- lease obligation repayments	(52,622)	-	(52,622)
- advances from parent company	1,061,675	455,604	1,517,279
- issue of common shares	-	1	1
- share subscriptions received	2,418,086	-	2,418,086

Cash flows from financing activities	3,118,238	455,605	3,573,843

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(832)	(2,083)	(2,915)
Increase in cash and cash equivalents	1,279,492	168,053	1,447,545

Cash and cash equivalents, Beginning of Period	168,053	-	-

Cash and cash equivalents, End of period	$ 1,447,545	$ 168,053	$ 1,447,545

The accompanying notes are an integral part of these consolidated financial statements

NOTE 1- NATURE OF OPERATIONS AND BASIS OF PRESENTATION

On October 13, 1999, SE Global Equities Company Limited ("SEGHK") was incorporated under the laws of Hong Kong as a wholly owned subsidiary of Capital Alliance Group Inc. ("CAG"), a publicly traded British Columbia corporation listed on the CDNX. SE Global Equities Inc. ("the Company") was incorporated October 30, 2000 under the laws of the Cayman Islands as a wholly-owned subsidiary of CAG and effective November 1, 2000 a corporate restructuring of SEGHK was completed whereby the Company acquired 100% of the issued and outstanding shares of SEGHK from CAG. There was no change in control of SEGHK and therefore the financial statements of the Company are deemed to be a continuation of those of SEGHK. As a result, the financial statements of the Company include the operations of SEGHK from the inception of SEGHK (Refer to Note 3).

SEGHK is a development stage enterprise, which has created an Internet financial centre for exploring worldwide investments through an established global alliance network of brokers and information providers.

The consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and further losses are anticipated before the Company reaches a commercial stage raising substantial doubt as to the Company's ability to continue as a going concern. The Company's continued operations are dependent on the successful implementation of its business plan, its ability to obtain additional financing as needed, and ultimately to attain profitable operations.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are presented in United States dollars and are prepared in accordance with accounting principles generally accepted in the United States.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the 100% interest in its subsidiary SEGHK (Refer to Note 3). Two other subsidiaries, SE Global Investment Company Limited and SE Global Communications (Hong Kong) Limited have been incorporated in the year but there have been no material transactions recorded. All significant intercompany balances and transactions are eliminated on consolidation.

Cash and cash equivalents

Cash and cash equivalents consists of cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of three months or less.

Fixed assets

Fixed assets are recorded at cost. Depreciation and amortization are computed at the following rates over the estimated useful lives of the assets:

Computer equipment	36 months straight-line
Computer software	24 months straight-line
Office equipment	36 months straight-line
Leasehold improvements	36 months straight-line

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Website Development Costs

The Company accounts for website development costs in accordance with EITF 00-02 whereby preliminary website development costs are expensed as incurred. Upon achieving technical and financial viability and ensuring adequate resources to complete development, the Company capitalizes all direct costs relating to the website development. Ongoing costs for maintenance and enhancement are expensed as incurred. Capitalized costs will be amortized on a straight-line basis over five years commencing upon substantial completion and commercialization of the website.

Stock-based compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company's stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services" ("EITF 96-18"). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize the future benefit, or if the future deductibility is uncertain.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the periods that the financial statements are prepared. Actual amounts could differ from these estimates.

Foreign currency transactions

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates that prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Financial instruments

Financial instruments are initially recorded at historical cost. If subsequent circumstances indicate that a decline in fair value of a financial asset is other than temporary, the financial asset is written down to its fair value.

Loss per share

Basic loss per share is not presented, as due to the small number of shares outstanding it is not considered meaningful.

Comprehensive income

Comprehensive income is defined as the change in equity from transactions, events and circumstances, other than those resulting from investments by owners and distributions to owners. Comprehensive income to date consists only of the net loss resulting from translation of the foreign currency financial statements of SEGHK.

Impairment of long-lived assets

The Company reviews the carrying amount of capital assets and other assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The determination of any impairment would include a comparison of estimated future operating cash flows anticipated during the remaining life with the net carrying value of the asset. No impairment losses have been recorded through December 31, 2000.

Recent accounting pronouncements

In March, 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25 ("FIN 44") which clarifies the application of APB 25 for certain issues. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The Company has determined that this pronouncement does not have a material impact on the reporting and measurement of stock based compensation by the Company.

In June 1998, The FASB issued Statement Number 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in fair value of the derivative depends on the intended use of the derivative and the resulting designation. As the Company does not currently use derivative instruments, the adoption of SFAS 133 does not have a significant effect on the Company's results of operations or its financial position.

NOTE 3- REORGANIZATION

By agreement dated November 1, 2000 the Company acquired 2 common shares of SEGHK from CAG, representing 100% of the issued and outstanding shares of SEGHK, in consideration for a cash payment of $1. The purpose of the transaction was to facilitate a subsequent recapitalization of the Company. As there was no change in the effective control of the Company, it is deemed to be a continuation of SEGHK. These financial statements reflect the results of operations of the Company and SEGHK from the inception of SEGHK on October 13, 1999 as if the two companies have been consolidated from that date.

NOTE 4- FIXED ASSETS

	December 31, 2000	January 31, 2000
Computer equipment	$ 228,363	$ -
Computer software	78,323	-
Office equipment	22,919	-
Leasehold improvements	49,496	-

	379,101	-
Less: accumulated depreciation and amortization	(127,802)	-

	$ 251,299	$ -

As at December 31, 2000, computer equipment and software includes $276,015 of equipment held under capital lease. Accumulated depreciation of leased equipment at December 31, 2000 is $84,338. Leasehold improvements are amortized to operations over the lease term.

NOTE 5- CAPITAL LEASE OBLIGATION

The Company entered into a Master Lease Agreement with GE Capital (Hong Kong) Limited dated June 30, 2000. Under the terms of the agreement, GE Capital agreed to finance the Company's acquisition of computer equipment and software for $293,694. As security for the lease agreement GE Capital required that the Company deposit $300,000 with GE Capital, which renews every three months and earns interest at approximately 5% per annum. These funds will remain on deposit until the expiration of the lease, June 1, 2003.

As of December 31, 2000, future minimum annual lease payments relating to assets held under capital leases, together with their present value are as follows:

2001	$ 115,116
2002	115,116
2003	47,965

Total minimum lease payments	278,197
Amount representing interest	(37,125)

Present value of minimum lease payments	$ 241,072

NOTE 6- CAPITAL STOCK

As at December 31, 2000, the authorized common shares of the company consisted of 100,000,000 Common Shares with a par value of $0.13 of which 2 shares were issued and outstanding.

Refer to Note 11.

NOTE 6- CAPITAL STOCK (cont'd)

Stock-based compensation

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees". This method recognizes compensation cost as the amount by which the fair value of the stock exceeds the exercise price at the date of grant.

The Company has no stock options outstanding as at December 31, 2000 and has not recorded any stock-based compensation in the current or any prior period.

NOTE 7- RELATED PARTY TRANSACTIONS

During the period ended December 31, 2000 consulting and web site development costs totalling $154,425 were paid to Irix Design Group Inc., a private company controlled by CAG. During the same period management fees of $27,500 were incurred to a director of the Company of which $18,000 remains unpaid at year end.

During the period CAG made net cash advances to the Company of $266,399 (period ended January 31, 2000 - $279,380), and paid or incurred expenses on behalf of the Company of $795,276 (period ended January 31, 2000 - $176,224).

Amounts due to the Company's parent, CAG, are presently non-interest bearing and have no specific terms of repayment.

Refer to Note 11.

NOTE 8- INCOME TAXES

The Company's subsidiary, SEGHK is subject to Hong Kong taxes, and the Company is subject to taxes in the Cayman Islands. The Company's subsidiary SEGHK has net operating loss carryforwards of approximately $2,418,086, which result in deferred tax assets. Management believes that the realization of the benefits from these deferred tax assets appears uncertain due to the Company's limited operating history and continuing losses. Accordingly, a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

NOTE 9- FINANCIAL INSTRUMENTS

Interest rate risk exposure

The Company has limited exposure to any fluctuation in interest rates.

Foreign exchange risk

The Company is subject to foreign exchange risk for sales and purchases denominated in foreign currencies. Foreign currency risk arises form the fluctuation of foreign exchange rates and the degree of volatility of these rates relative to the United States dollar. The Company does not actively manage this risk.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents on deposit with high credit quality financial institutions. Receivables arising from sales to customers are generally not significant individually and are not collateralised; as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

NOTE 9- FINANCIAL INSTRUMENTS (cont'd)

Fair values of financial instruments

The Company's financial instruments include cash and cash equivalents, accounts payable and capital lease obligations. The fair values of these financial instruments approximate their carrying values. The fair value of the Company's capital leases are estimated based on market value of financial instruments with similar terms. Management believes that the fair value of the debt approximates its carrying value.

NOTE 10- COMMITMENTS AND CONTINGENCIES

Commitments

Effective March 1, 2000, SEGHK occupies its current premises on a 36 month lease requiring monthly payments of $10,375.

Rent expense for the year ended December 31, 2000, which includes the consolidated accounts of SEGHK, was $120,655.

NOTE 11- SUBSEQUENT EVENTS

Change in authorized share capital

By Directors' resolution dated January 29, 2001, the Company changed the par value of the common shares to $0.001 and increased its authorized capital to 10,000,000,000 shares.

Issuance of shares

Subsequent to year end the Company issued 296,100,731 shares for consideration of $3,764,226 as follows:

Shares Issued	Consideration	Total
269,999,998	Advances from CAG	$ 346,140
7,692,308	Advances from CAG	1,000,000
18,408,422	Common share subscriptions	2,418,086
296,100,728		$3,764,226.00

Future Technologies Inc.

Subsequent to year-end, 100% of the Company's shares were acquired through a reverse merger by Future Technologies Inc. (Future Tech), a public company listed on the OTC Bulletin Board, in exchange for 12,873,944 shares of Future Tech such that the previous shareholders of the Company own 89.6% of Future Tech.